Exhibit 4.4

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE ON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER SECURITIES LAWS (THE “ACTS”).  NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER MAY BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS WARRANT OR COMMON STOCK PURCHASABLE HEREUNDER, AS APPLICABLE, UNDER THE ACTS, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACTS.

CALDERA PHARMACEUTICALS, INC.
WARRANT AGREEMENT

VOID AFTER 5:00 P.M. NEW YORK TIME, APRIL 30, 2020

Issue Date: April 30, 2013

1.             Basic Terms.  This Warrant Agreement (the “Warrant”) certifies that, for value received, the registered holder specified below or its registered assigns (“Holder”) is the owner of a warrant of Caldera Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 278 DP Road, Suite D, Los Alamos, New Mexico 87544 (the “Corporation”), subject to adjustments as provided herein, to purchase __________ shares of the Common Stock, $.001 par value, of the Corporation (the “Common Stock”) from the Corporation at the price per share shown below (the “Exercise Price”).

Holder:

Exercise Price per share:       $2.50

Except as specifically provided otherwise, all references in this Warrant to the Exercise Price and the number of shares of Common Stock purchasable hereunder shall be to the Exercise Price and number of shares after any adjustments are made thereto pursuant to this Warrant.

2.             Corporation’s Representations/Covenants.  The Corporation represents and covenants that the shares of Common Stock issuable upon the exercise of this Warrant shall at delivery be fully paid and non-assessable and free from taxes, liens, encumbrances and charges with respect to their purchase. The Corporation shall take any necessary actions to assure that the par value per share of the Common Stock is at all times equal to or less than the then current Exercise Price per share of Common Stock issuable pursuant to this Warrant.  The Corporation shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights of outstanding convertible securities, options and warrants of the Corporation, including this Warrant.

3.             Method of Exercise; Fractional Shares.

(a)           This Warrant is exercisable at the option of the Holder at any time by surrendering this Warrant, on any business day during the period (the “Exercise Period”) beginning the business day after the issue date of this Warrant specified above and ending at 5:00 p.m. (New York time) seven (7) years after the issue date.  To exercise this Warrant, the Holder shall surrender this Warrant at the principal office of the Corporation or that of the duly authorized and acting transfer agent for its Common Stock, together with the executed exercise form (the “Exercise Notice”) (substantially in the form of that attached hereto) and, unless this Warrant is being exercised on a cashless basis as set forth in paragraph (b) below,  together with payment for the Common Stock purchased under this Warrant The principal office of the Corporation is located at the address specified in Section 1 of this Warrant; provided, however, that the Corporation may change its principal office upon notice to the Holder.  Payment shall be made by check payable to the order of the Corporation or by wire transfer.  This Warrant is not exercisable with respect to a fraction of a share of Common Stock.  In lieu of issuing a fraction of a share remaining after exercise of this Warrant as to all full shares covered by this Warrant, the Corporation shall either at its option: (i) pay for the fractional share cash equal to the same fraction at the fair market price for such share or (ii) issue scrip for the fraction in the registered or bearer form which shall entitle the Holder to receive a certificate for a full share of Common Stock on surrender of scrip aggregating a full share.

(b)           In lieu of cash exercising this Warrant, the Holder may elect to receive Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Corporation together with notice of such election, in which event the Corporation shall issue to the Holder a number of shares of Common Stock computed using the following formula:

Y (A - B)
X =                 A

Where:

X --          The number of shares of Common Stock to be issued to the Holder under this Section 3(b).

Y --          The number of shares of Common Stock purchasable under this Warrant (at the date of such calculation).

A --          The closing price of a share of Common Stock on the immediately preceding trading day.

B --          The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 3(b), the fair market value of a share of Common Stock shall mean the average of the closing price of the Common Stock (or equivalent shares of capital stock for which this Warrant is exercisable (“Capital Stock”) underlying the Common Stock) quoted in the over-the-counter market in which the Common Stock (or equivalent shares of Capital Stock underlying the Common Stock) are traded or the closing price quoted on any exchange or electronic securities market on which the Common Stock (or equivalent shares of Capital Stock underlying the Common Stock) are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Common Stock were traded over-the-counter or on such exchange).  If the Common Stock (or equivalent shares of Capital Stock underlying the Common Stock) is not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Common Stock, as determined in good faith by the Corporation’s Board of Directors.

(c)           On or before the third (3rd) Trading Day (as defined below) following the later of (i) the date on which the Company has received an Exercise Notice or (ii) the date on which the Company receives payment of the Exercise Price (which shall not apply for cashless exercises), the Company shall transmit an acknowledgment of confirmation of receipt of such Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the fifth (5th) Trading Day following the later of (i) the date on which the Company has received such Exercise Notice or (ii) the date on which the Company receives the Exercise Price (such later date, the “Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/ Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon the later of (i) the date on which the Company has received the Exercise Notice or (ii) the date on which the Company receives the Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such shares of Common Stock are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such shares of Common Stock (as the case may be). “Trading Day” means a day on which the Over-the-Counter Bulletin Board, the OTCQB or any other trading market or exchange on which the Common Stock may then trade is open for business

(d)            If the Company fails to deliver to the Holder a certificate or certificates representing the shares of Common Stock issuable upon exercise of this Warrant pursuant to an exercise by the close of business on the fifth (5th) Trading Day after the date on which the Company has received an Exercise Notice or the date on which the Company receives payment of the Exercise Price, and if after such fifth (5th) Trading Day the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon exercise of this Warrant which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (i) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon exercise of this Warrant that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (ii) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of shares of Common Stock issuable upon exercise of this Warrant for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock issuable upon exercise of this Warrant with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (i) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Company’s obligations under this Section 3(d) will be subject to the Holder providing the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

4.             Protection Against Dilution.  If the Corporation, with respect to the Common Stock: (a) pays a dividend or makes a distribution on shares of common stock that is paid in shares of common stock or in securities convertible into or exchangeable for Common Stock (in which latter event the number of shares of common stock initially issuable upon the conversion or exchange of such securities shall be deemed to have been distributed), (b) subdivides outstanding shares of Common Stock, (c) combines outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of common stock any shares of capital stock of the Corporation, the Exercise Price in effect immediately prior thereto shall be adjusted so that each Holder thereafter shall be entitled to receive the number and kind of shares of Common Stock or other capital stock of the Corporation that it would have owned or been entitled to receive in respect of this Warrant immediately after the happening of any of the events described above had this Warrant been converted immediately prior to the happening of that event. An adjustment made in accordance with this section shall become effective immediately after the record date, in the case of a dividend, and shall become effective immediately after the effective date, in the case of a subdivision, combination, or reclassification. If, as a result of an adjustment made in accordance with this Section 4, the Holder becomes entitled to receive shares of two or more classes of capital stock or shares of common stock and other capital stock of the Corporation, the board of directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Exercise Rate between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

If and whenever after the issuance of this Warrant the Corporation shall first issue or sell, or first enter into any agreement to issue or sell, any shares of its Common Stock, or any securities exercisable or convertible into or exchangeable for shares of Common Stock (“Common Stock Equivalents”), in a transaction or series of transactions providing for a consideration, exercise price, conversion price or other applicable price per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, the Exercise Price shall be  multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of common stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of  shares of Common Stock so issued or issuable, provided, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  However, upon the expiration of any Common Stock Equivalents the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such Common Stock Equivalents shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such Common Stock Equivalents actually exercised. Notwithstanding anything herein to the contrary, the following shall not be subject to the provisions of this Section: (i) issuance or sale of Common Stock or options or other awards under the Company’s  equity incentive plans or programs not to exceed 2,000,000 shares of Common Stock; (ii) issuance or sale of preferred stock or Common Stock issuable upon conversion, exchange or exercise of the Series A or B Preferred Stock of the Company, the bridge notes outstanding on the date hereof (the “Bridge Notes”), this  Warrant or any other warrant issued in connection with the issuance of the Series B Preferred Stock of the Company to the holders thereof, the warrants issued in exchange of the Bridge Notes, any warrants issued to Taglich Brothers, Inc., as the placement agent or its designees in connection with the issuance of the Series B Preferred Stock of the Company or as an advisory fee or any other convertible securities or warrants outstanding as of the Issue Date; (iii) issuance of equity securities or rights to purchase equity securities issued in connection with commercial property or lease transactions that are approved by the Board of Directors; (iv) issuance of equity securities or rights to purchase equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; (v) issuance of securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology or licensing development activities; (B) distribution, supply or manufacture of the Company’s products or services; or (C) any other arrangements involving corporate partners primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors; and (vi) issuance of stock pursuant to a stock dividend or stock split or dividend on Series A or B payable in Common Stock.

5.           Adjustment for Reorganization, Consolidation, Merger.  In the event of any consolidation or merger to which the Corporation is a party other than a consolidation or merger in which the Corporation is the continuing corporation, or the sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety or any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation) (each such transaction referred to herein as “Reorganization”), no adjustment of exercise rights or the Exercise Price shall be made; provided, however, the Holder shall thereupon be entitled to receive and provision shall be made therefor in any agreement relating to a Reorganization, the kind and number of securities or property (including cash) of the corporation  resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise transferred or with whom securities have been exchanged, which the Holder would have owned or been entitled to receive as a result of such Reorganization had this Warrant been exercised immediately prior to such Reorganization (and assuming the Holder failed to make an election, if any was available, as to the kind or amount of securities, property or cash receivable by reason of such Reorganization; provided that if the kind or amount of securities, property or cash receivable upon such Reorganization is not the same for each share of common stock in respect of which such rights of election shall not have been exercised (“non electing share”) then for the purpose of this section the kind and amount of securities, property or cash receivable upon such Reorganization for each non electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non electing shares). In any case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth herein (including the specified changes and other adjustments to the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon exercise of this Warrant. The provisions of this section similarly apply to successive Reorganizations.

6.           Notice of Adjustment.  On the happening of an event requiring an adjustment of the Exercise Price or the shares purchasable under this Warrant, the Corporation shall, within fifteen (15) business days, give written notice to the Holder stating the adjusted Exercise Price and the adjusted number and kind of securities or other property purchasable under this Warrant resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.

7.           Dissolution, Liquidation.  In case of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (other than in connection with reorganization, consolidation, merger, or other transaction covered by paragraph 5 above) is at any time proposed; the Corporation shall give at least thirty days prior written notice to the Holder.  Such notice shall contain:  (a) the date on which the transaction is to take place; (b) the record date (which shall be at least thirty (30) days after the giving of the notice) as of which holders of Common Stock will be entitled to receive distributions as a result of the transaction; (c) a brief description of the transaction, (d) a brief description of the distributions to be made to holders of Common Stock as a result of the transaction; and (e) an estimate of the fair value of the distributions.  On the date of the transaction, if it actually occurs, this Warrant and all rights under this Warrant shall terminate.

8.           Rights of Holder.  The Corporation shall deliver to the Holder all notices and other information provided to its holders of shares of Common Stock or other securities which may be issuable hereunder concurrently with the delivery of such information to the holders.  This Warrant does not entitle the Holder to any voting rights or, except for the foregoing notice provisions, any other rights as a shareholder of the Corporation.  No dividends are payable or will accrue on this Warrant or the shares of Common Stock purchasable under this Warrant until, and except to the extent that, this Warrant is exercised.  Upon the surrender of this Warrant and payment of the Exercise Price as provided above, the person or entity entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the record holder of such shares as of the close of business on the date of the surrender of this Warrant for exercise as provided above.  Upon the exercise of this Warrant, the Holder shall have all of the rights of a shareholder in the Corporation.

9.           Exchange for Other Denominations. This Warrant is exchangeable, on its surrender by the Holder to the Corporation, for a new Warrant of like tenor and date representing in the aggregate the right to purchase the balance of the number of shares purchasable under this Warrant in denominations and subject to restrictions on transfer contained herein, in the names designated by the Holder at the time of surrender.

10.         Substitution.  Upon receipt by the Corporation of evidence satisfactory (in the exercise of reasonable discretion) to it of the ownership of and the loss, theft or destruction or mutilation of the Warrant, and (in the case or loss, theft or destruction) of indemnity satisfactory (in the exercise of reasonable discretion) to it, and (in the case of mutilation) upon the surrender and cancellation thereof, the Corporation will issue and deliver, in lieu thereof, a new Warrant of like tenor.

11.         Restrictions on Transfer.  Neither this Warrant nor the shares of Common Stock issuable on exercise of this Warrant have been registered under the Securities Act or any other securities laws (the “Acts”).  Neither this Warrant nor the shares of Common Stock purchasable hereunder may be sold, transferred, pledged or hypothecated in the absence of: (a) an effective registration statement for this Warrant or Common Stock purchasable hereunder, as applicable, under the Acts or (b) an opinion of counsel reasonably satisfactory to the Corporation that registration is not required under such Acts.  If the Holder seeks an opinion as to transfer without registration from Holder’s counsel, the Corporation shall provide such factual information to Holder’s counsel as Holder’s counsel reasonably requests for the purpose of rendering such opinion.  Each certificate evidencing shares of Common Stock purchased hereunder will bear a legend describing the restrictions on transfer contained in this paragraph unless, in the opinion of counsel reasonably acceptable to the Corporation, the shares need no longer to be subject to the transfer restrictions.

12.         Transfer.  Except as otherwise provided in this Warrant, this Warrant is transferable only on the books of the Corporation by the Holder in person or by attorney, on surrender of this Warrant, properly endorsed.

13.         Recognition of Holder.  Prior to due presentment for registration of transfer of this Warrant, the Corporation shall treat the Holder as the person exclusively entitled to receive notices and otherwise to exercise rights under this Warrant.  All notices required or permitted to be given to the Holder shall be in writing and shall be given by first class mail, postage prepaid, addressed to the Holder at the address of the Holder appearing in the records of the Corporation.

14.         Payment of Taxes.  The Corporation shall pay all taxes and other governmental charges, other than applicable income taxes, that may be imposed with respect to the issuance of shares of Common Stock pursuant to the exercise of this Warrant.

15.         Headings.  The headings in this Warrant are for purposes of convenience in reference only, shall not be deemed to constitute a part of this Warrant and shall not affect the meaning or construction of any of the provisions of this Warrant.

16.         Miscellaneous.  This Warrant may not be changed, waived, discharged or terminated except by an instrument in writing signed by the Corporation and the Holder.  This Warrant shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation.  Under no circumstances may this Warrant be assigned by the Holder.

17.         Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its principles governing conflicts of law.

CALDERA PHARMACEUTICALS, INC.

Date	By:
	Name:	Benjamin Warner
	Title:	President

CALDERA PHARMACEUTICALS, INC.

Form of Transfer

(To be executed by the Holder to transfer the Warrant)

For value received the undersigned registered holder of the attached Warrant hereby sells, assigns, and transfers the Warrant to the Assignee(s) named below:

Names of Assignee	Address	Taxpayer ID No.	Number of Shares subject to transferred Warrant

The undersigned registered holder further irrevocably appoints ___________________________________________________ attorney (with full power of substitution) to transfer this Warrant as aforesaid on the books of the Corporation.

Date:
Signature

CALDERA PHARMACEUTICALS, INC.
Exercise Form

(To be executed by the Holder to purchase Common Stock pursuant to the Warrant)

The undersigned holder of the attached Warrant hereby irrevocably elects to exercise purchase rights represented by such Warrant for, and to purchase, ___________ shares of Common Stock of Caldera Pharmaceuticals, Inc., a Delaware corporation.

________   The undersigned tenders cash payment for those shares.

________   The undersigned is exercising this Warrant as a cashless exercise pursuant to Section 3(b) of the Warrant.

The undersigned requests that (1) a certificate for the shares be issued in the name of the undersigned and (2) if the number of shares with respect to which the undersigned holder has exercised purchase rights is not all of the shares purchasable under this Warrant, that a new Warrant of like tenor for the balance of the remaining shares purchasable under this Warrant be issued.

Date:
Signature